TOUCHSTONE INVESTMENT TRUST

            AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

      The undersigned hereby certifies that she is the duly elected Assistant Secretary of Touchtone Investment Trust (the "Trust") and that pursuant to
Section 4.1 of the Restated Agreement and Declaration of Trust of the Trust, the Trustees, at a meeting held February 22, 2007, at which a quorum was present, ratified and approved the following resolutions:

            "WHEREAS, the issuance of Class Y shares by the High Yield Fund (the 'Fund') of the Trust is in the best interests of the Fund and its shareholders;

            THEREFORE, BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Class Y shares of the Fund from time to time at their respective prices per share of not less than the respective net asset values thereof; and

            FURTHER RESOLVED, that such issuance and sale be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectus and Statement of Additional Information of the Fund as they may be amended and/or supplemented from time to time; and

            FURTHER RESOLVED, that when any of the Class Y shares of the Fund shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and nonassessable by the Trust; and

            FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions."

      The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of February 1, 2007, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

      WITNESS my hand this 22nd day of March 2007.


                                        /s/ Elizabeth A. Santen
                                        Elizabeth A. Santen, Assistant Secretary